                                                                     Exhibit 5.1




                                            December 19, 1997


The Interpublic Group of Companies, Inc.
1271 Avenue of the Americas
New York, New York 10020

              Re:  Registration Statement on Form S-8
                   ----------------------------------

Dear Sirs:

         This opinion is rendered in connection with the Registration Statement on Form S-8 being filed by The Interpublic Group of Companies, Inc. ("IPG") with the Securities and Exchange Commission under the United States Securities Act of 1933 (the "Registration Statement") on or about December 19, 1997 related to The Interpublic Group of Companies, Inc. 1997 Performance Incentive Plan (the "Plan").

         In connection with the foregoing, I am of the opinion that the shares of Common Stock covered by the Registration Statement have been duly authorized, and when issued and delivered in accordance with the terms of the Plan, will be duly and validly issued, fully paid and non-assessable.

         I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

         This opinion is furnished solely for the benefit of IPG for use in connection with the aforementioned Registration Statement and is not to be used, circulated, quoted from or otherwise referred to for any other purpose.

                                            Yours truly,


                                            NICHOLAS J. CAMERA
                                            NICHOLAS J. CAMERA
                                            Vice President and General
                                            Counsel